SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event) May 24, 2006
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia (State or Other Jurisdiction of Incorporation)	0-29392 (Commission File Number)	88-0379834 (I.R.S. Employer Identification No.)
4415 Carabou Road — P.O. Box 653 — Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 4.01 Changes in Registrant’s Certifying Accountant.
On May 24, 2006 (the “Notification Date”), the Corporation’s certifying accountant, KPMG LLP (“KPMG”), notified the Corporation that it would not be standing for reappointment as the Corporation’s auditors for the fiscal year ending May 31, 2006 (FY 2006).
The report of KPMG for the year ended May 31, 2004 (FY 2004) did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. The Company has not filed KPMG’s report for year ended May 31, 2005 (FY 2005), because of severe financial difficulties brought on by events reported in the Corporation’s Quarterly Report on Form 10-QSB for the period ending August 31, 2004, the result of which left the Corporation substantially without cash, employees or legal or audit services for the period beginning in the third quarter of its 2005 fiscal year ending May 31, 2005. The Corporation is actively working with its accountants and legal counsel to bring the Corporation back to full reporting compliance as quickly as possible.
The decision to change accountants has not been recommended or approved by the Board of the Corporation.
During the Corporation’s two prior fiscal years and the period from May 31, 2005 through the Notification Date, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with their reports on the Corporation’s financial statements. In addition, for the same periods, there have been no reportable events (as defined in Regulation S-B Item 304 (a)(1)(iv)(B).
The Registrant provided KPMG with a copy of this Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (the “SEC”) and requested that KPMG furnish a letter addressed to the SEC stating whether or not KPMG agrees with the statements noted above. A copy of KPMG’s letter so furnished will be filed following its receipt by the Corporation in an amendment to this Current Report on Form 8-K.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAIS RESOURCES, INC. (Registrant)
May 30, 2006	By:	/s/ David K. Young
David K. Young, Chief Executive Officer